Exhibit 10.3

Pursuant to 17 CFR 240.24b-2, confidential information (indicated by [***]) has been omitted from Annex A and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Execution Version

Deutsche Bank

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St,
London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: (212) 250-2500

DATE:	October 11, 2011

TO:	United Therapeutics Corporation
ATTENTION:	John Ferrari, Chief Financial Officer and Treasurer
TELEPHONE:	(301) 608-9292
FACSIMILE:	(301) 608-3049

FROM:	Deutsche Bank AG, London Branch
TELEPHONE:	44 20 7545 8193
FACSIMILE:	44 11 3336 2009

SUBJECT:	Equity Derivatives Confirmation

REFERENCE NUMBER(S):	457098

The purpose of this facsimile agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Deutsche Bank AG, London Branch (“Deutsche”) and United Therapeutics Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER OR DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  DEUTSCHE BANK SECURITIES INC. (“AGENT”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION.  AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THE TRANSACTION BETWEEN DEUTSCHE AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH AGENT.  DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

Chairman of the Supervisory Board: Clemens Börsig Management Board: Josef Ackermann (Chairman), Hugo Bänziger, Jürgen Fitschen, Anshuman Jain, Stefan Krause, Hermann-Josef Lamberti, Rainer Neske

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online: http://www.deutsche-bank.com

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern.  For the purposes of the Equity Definitions, each reference herein to a Note Hedging Unit shall be deemed to be a reference to a Call or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Deutsche and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if Deutsche and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation).  For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

2.              The Transaction shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:

Trade Date:	October 11, 2011.

Effective Date:	The closing date for the initial issuance of the Convertible Notes.

Transaction Style:	As described below under “Procedure for Exercise”.

Transaction Type:	Note Hedging Units.

Seller:	Deutsche.

Buyer:	Counterparty.

Shares:	The common stock, par value USD 0.01 per share, of Counterparty.

Convertible Notes:

1.0% Senior Convertible Notes of Counterparty due September 15, 2016, offered pursuant to the Offering Memorandum dated October 11, 2011 and issued pursuant to the indenture to be dated on or about October 17, 2011, by and between Counterparty and The Bank of New York Mellon Trust Company, N.A., as trustee (as may be amended, modified or supplemented from time to time, but only if such amendment, modification or supplement is consented to by Deutsche in writing, the “Indenture”).  Counterparty shall provide Deutsche with a copy of the executed Indenture on the Effective Date.  In the event of any inconsistency between the terms defined in the Indenture or defined in the Offering Memorandum and this Confirmation, this Confirmation shall govern.  For the avoidance of doubt, references herein to provisions of the Indenture are based on the description of the Convertible Notes set forth in the Offering Memorandum.  If any relevant provisions of the Indenture differ in any material respect from those described in the Offering Memorandum or if any relevant sections of the Indenture are thereafter changed or added following execution of this Confirmation, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.

Number of Note Hedging Units:	250,000

Note Hedging Unit Entitlement:

USD1,000 divided by the Strike Price.  Notwithstanding anything to the contrary herein or in the Agreement (including without limitation the provisions of Calculation Agent Adjustment), in no event shall the Note Hedging Unit Entitlement at any time be greater than the “Conversion Rate” (as such term is defined in the Indenture, as described in the Offering Memorandum under “Description of Notes — Conversion of Notes — General) at such time.

Strike Price:	USD 47.69

Premium:	As set forth in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date.

Exchange:	The NASDAQ Global Select Market.

Related Exchanges:	All Exchanges.

Calculation Agent:

Deutsche.  The Calculation Agent shall, upon reasonable written request by Counterparty, provide promptly a written explanation (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis of any calculation or adjustment made by it including, where applicable, a description of the methodology and data applied, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation or adjustment.

Procedure for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:

Each “Conversion Date” as defined in the Indenture, as described in the Offering Memorandum under “Description of Notes — Conversion of Notes — General” for Relevant Convertible Notes (as defined below).

Required Exercise on Conversion Dates:

On each Conversion Date, a number of Note Hedging Units equal to the number of Convertible Notes in denominations of USD 1,000 principal amount submitted for conversion in respect of such Conversion Date in accordance with the terms of the Indenture (such Convertible Notes, the “Relevant Convertible Notes” for such Conversion Date) shall be exercised automatically, subject to “Notice of Exercise” below.

Expiration Date:	September 15, 2016

Multiple Exercise:	Applicable, as provided under “Required Exercise on Conversion Dates”.

Automatic Exercise:	As provided under “Required Exercise on Conversion Dates”.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Note Hedging Units, Counterparty must notify Deutsche in writing (and use reasonable efforts to confirm receipt by telephone to either Andrew Yaeger (telephone: (212) 250-2717) or Faiz Khan (telephone: (212) 250-0668) or to such other person as Deutsche may indicate in writing to Counterparty) prior to 5:00 PM, New York City time, on the day that is two Scheduled Trading Days prior to the first day of the “Conversion Period”, as defined in the Indenture, as described in the Offering Memorandum under “Description of Notes — Conversion of Notes — Settlement upon Conversion”, relating to the Relevant Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date (the “Notice Deadline”) of (i) the number of Note Hedging Units being exercised on such Exercise Date, (ii) the scheduled commencement date of the “Conversion Period” and (iii) the scheduled settlement date under the Indenture for the Relevant  Convertible Notes converted on the Conversion Date corresponding to such Exercise Date; provided that in respect of Relevant Convertible Notes with a Conversion Date during the period (the “Final Conversion Period”) beginning on, and including the 25th “Scheduled Trading Day”, as defined in the Indenture (as described in the Offering Memorandum under “Description of Notes — Conversion of Notes — Conversion upon Satisfaction of Market Price Condition”), prior to the “Maturity Date”, as provided in the Indenture (as described in the first paragraph under “Description of Notes — General”), for the Convertible Notes and ending on the close of business on the second “Scheduled Trading Day” immediately preceding the “Maturity Date”, the Notice Deadline shall be 5:00 PM, New York City time, on the “Scheduled Trading Day” immediately preceding the “Maturity Date” and the contents of such notice shall be as described in clause (i) above; provided further that notwithstanding the foregoing and except in respect of a Conversion Date during the Final Conversion Period, such notice (and the related exercise of Note Hedging Units) shall be effective if given after the Notice Deadline, but prior to 4:00 PM New York City time, on the fifth Exchange Business Day following the Notice Deadline, in which event the Calculation Agent shall have the right to adjust the Convertible Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Deutsche in connection with its hedging activities (including the unwinding of any hedge position) as a result of Deutsche not having received such notice on or prior to the Notice Deadline.

Settlement Terms:

Net Share Settlement:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date occurring on a Conversion Date, Deutsche shall deliver to Counterparty, on the related Settlement Date, the Settlement Amount.    For the avoidance of doubt, to the extent Deutsche is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall be applicable to any such delivery of Shares, except that all references in such provisions to “Physical Settlement” and “Physically-settled” shall be read as references to “Net Share Settlement” and “Net Share Settled”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares.

Settlement Amount:

A number of Shares equal to the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes converted on such Conversion Date pursuant to the provisions of the Indenture described in the Offering Memorandum under “Description of Notes — Conversion of Notes — Settlement upon Conversion” except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to the provisions of the Indenture described in the Offering Memorandum under “Description of Notes — Conversion of Notes — Settlement upon Conversion” and shall be rounded down to the nearest whole number and cash shall be delivered in lieu of fractional Shares, if any, resulting from such rounding (the “Convertible Obligation”); provided that such obligation shall be determined excluding any Shares or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a result of any adjustments to the “Conversion Rate” for the issuance of additional Shares or cash as set forth in the provisions of the Indenture described in the Offering Memorandum under “Description of Notes — Adjustment to Conversion Rate upon Conversion upon a Make Whole Adjustment Event” (a “Fundamental Change Adjustment”) or any adjustment to the “Conversion Price” for any voluntary adjustment pursuant to the provisions of the Indenture described in the seventh to last paragraph in the Offering memorandum under “Description of Notes — Conversion of Notes — Conversion Price Adjustments” (i.e., the paragraph commencing with “To the extent permitted by law and any applicable rules of the Nasdaq Global Select Market…”) (a “Discretionary Adjustment”); provided further that, if such exercise relates to the conversion of Relevant Convertible Notes in connection with which holders thereof are entitled to receive additional Shares or cash pursuant to a Fundamental Change Adjustment, then, notwithstanding the foregoing, the Settlement Amount shall include such additional Shares or cash, except that the Settlement Amount shall be capped so that the value of the Settlement Amount per Note Hedging Unit (with the value of the Shares included in the Settlement Amount determined by the Calculation Agent using the volume-weighted average price per share on the last day of the relevant “Conversion Period”) does not exceed the amount as determined by the Calculation Agent that would be payable by Seller pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount (x) the Number of Note Hedging Units shall be deemed to be equal to the number of Note Hedging Units exercised on such Exercise Date and (y) such amount payable will be determined as if the section of the Indenture regarding a Fundamental Change Adjustment were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to provisions under “Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events” in this Confirmation).  If Counterparty is permitted or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment relevant to conversion of the Convertible Notes including, but not limited to, the volume-weighted average price of the Shares, Counterparty shall consult with Deutsche with respect thereto prior to making such determination, calculation or adjustment.  For the avoidance of doubt, if the “Daily Conversion Value”, as defined in the Indenture (as described in the Offering Memorandum under “Description of Notes — Conversion of Notes — Settlement upon Conversion”) for each of the “Trading Days”, as defined in the Indenture (as described in the Offering Memorandum under “Description of Notes — Conversion of Notes — Conversion upon Satisfaction of Market Price Condition”), in the relevant “Conversion Period” is less than or equal to USD 1,000 divided by the number of “Trading Days” in the relevant “Conversion Period”, Deutsche will have no delivery obligation hereunder.

Notice of Delivery Obligation:

No later than the Scheduled Trading Day immediately following the last day of the relevant “Conversion Period” Counterparty shall give Deutsche notice of the final number of Shares (and cash in lieu of fractional shares) comprising the Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Deutsche with a single notice of an aggregate number of Shares (and cash in lieu of fractional Shares) comprising the Convertible Obligations for all Exercise Dates occurring in such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Settlement Date:

In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares to be delivered under the Relevant Convertible Notes under the terms of the Indenture; provided that the Settlement Date will not be prior to the later of (i) the date that is one Settlement Cycle following the final day of the “Conversion Period”, as defined in the Indenture (as described in the Offering Memorandum under “Description of Notes — Conversion of Notes — Settlement Upon Conversion”), and (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Deutsche of such Settlement Date prior to 5:00 PM, New York City time.

Settlement Currency:	USD.

Restricted Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Deutsche may, in whole or in part, deliver Shares in certificated form representing the Settlement Amount to Counterparty in lieu of delivery through the Clearance System.

Share Adjustments:

Potential Adjustment Events:

Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in the provisions of the Indenture described in the Offering Memorandum under “Description of Notes — Conversion of Notes — Conversion Price Adjustment” (other than a Discretionary Adjustment) that would result in an adjustment to the Conversion Price of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the “Conversion Rate” or “Conversion Price” pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment.

Method of Adjustment:

Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon the occurrence of any Potential Adjustment Event (other than a Fundamental Change Adjustment or a Discretionary Adjustment), the Calculation Agent shall make an adjustment to any one or more of the Strike Price, Number of Note Hedging Units, the Note Hedging Unit Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction corresponding to the analogous adjustments made pursuant to the terms of the Indenture in respect of such event.

Extraordinary Events:

Merger Events:

Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the provisions of the Indenture described in the Offering Memorandum under “Description of Notes — Conversion of Notes — Adjustment to Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events”.

Notice of Merger Consideration:

Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon the form of election of the holders of Shares), Counterparty shall promptly (but in any event prior to the effective date of the Merger Event) notify the Calculation Agent of the weighted average of the kind and amounts of consideration to be received by the holders of Shares in any Merger Event who affirmatively make such an election.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Note Hedging Units, the Note Hedging Unit Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction, to the extent an analogous adjustment is made under the Indenture; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional Shares or cash pursuant to a Fundamental Change Adjustment or an adjustment to the Conversion Price for a Discretionary Adjustment; and provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares (or depositary receipts with respect to shares) of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) shall apply.

Nationalization, Insolvency and Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.  For the avoidance of doubt, the occurrence of any event that is a Merger Event and would otherwise have been a Delisting will have the consequence specified for the relevant Merger Event.

Additional Disruption Events:

Change in Law:

Applicable; provided that (x) Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by the replacement of the word “Shares” with “Hedge Positions”; (ii) by adding the phrase “announcement or statement of or” immediately after the phrase “due to the promulgation of or” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line; (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date (unless another manner of holding, acquiring or disposing of, as applicable, Hedge Positions relating to such Transaction that is available to Hedging Party would be commercially reasonable, as reasonably determined by Hedging Party, and is not illegal)”; and (iv) by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof, (y) any determination as to whether (A) the adoption of or change in any applicable law or regulation (including, without limitation, any tax law) or (B) the promulgation of or any change in or announcement or statement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Wall Street Transparency and Accountability Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date and (z) Deutsche may exercise its termination rights with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions only if Deutsche determines, based upon advice of counsel, that it is generally exercising its right to terminate as a result of such event with respect to similarly situated counterparties.

Insolvency Filing:	Applicable

Hedging Disruption:

Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following sentence at the end of such section: “Such inability described in phrases (A) or (B) above shall not constitute a “Hedging Disruption” if such inability results solely from the Hedging Party’s creditworthiness or financial position, or from particular actions or transactions undertaken by the Hedging Party with third parties unrelated to the hedging of the Transaction.”

Hedging Party:	Deutsche for all applicable Additional Disruption Events

Determining Party:	Deutsche for all applicable Additional Disruption Events

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Mutual Representations: Each of Deutsche and Counterparty represents and warrants to, and agrees with, the other party that:

(i)                                     Tax Disclosure.  Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(ii)                                  Commodity Exchange Act.  It is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act, as amended (the “CEA”).  The Transaction has been subject to individual negotiation by the parties.  The Transaction has not been executed or traded on a “trading facility” as defined in the CEA.  It has entered into the Transaction with the expectation and intent that the

Transaction shall be performed to its termination date.

(iii)                               Securities Act.  It is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or an “accredited investor” as defined under the Securities Act.

(iv) Investment Company Act. It is a “qualified purchaser” as defined under the U.S. Investment Company Act of 1940, as amended.

(v)                                 ERISA.  The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

(vi)                              Tax Matters.  For purposes of Section 4(a)(i) and (ii) of the Agreement, (i) Counterparty agrees to deliver to Deutsche one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) and (ii) Deutsche agrees to deliver to Counterparty one duly executed and completed United States Internal Revenue Form W-8ECI (or successor thereto).

Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants and acknowledges  (on the Trade Date unless otherwise specified) that:

(i)                                     Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization.

(ii) Counterparty has the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings.

(iii)                               Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(iv)                              Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(v)                                 The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement dated as of October 11, 2011 between Counterparty and Deutsche Bank Securities Inc. as representative of the initial purchaser thereto (the “Purchase Agreement”) are true and correct and are hereby deemed to be repeated to Deutsche as if set forth herein.

(vi)          Counterparty understands, agrees and acknowledges that Deutsche has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

(vii)         Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(viii)        Counterparty understands, agrees and acknowledges that no obligations of Deutsche to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Deutsche or any governmental agency.

(ix)           (A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Deutsche or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Deutsche or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(x)            Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Deutsche is not making any representations or warranties with respect to the treatment of the Transaction under ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project, or under any other accounting guidance.

(xi)           Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of Section 9 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(xii)          Counterparty’s filings under the Securities Act, the Exchange Act, and other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(xiii)         Counterparty has not violated any applicable law (including, without limitation, the Securities Act and the Exchange Act) in any material respect in connection with the Transaction.

(xiv)        The Transaction and any repurchase of the Shares by Counterparty in connection with the Transaction have been approved by Counterparty’s board of directors.

(xv)         No state or local (including non-U.S. jurisdictions) or non-U.S. federal law, rule, regulation or regulatory order applicable to the Shares or the Issuer would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Deutsche or its affiliates owning or holding (however defined)

Shares in connection with Deutsche’s hedging of the Transaction.

Counterparty Covenants:  In addition to the covenants in the Agreement and those contained elsewhere herein, Counterparty hereby covenants that:

(i)            Counterparty shall promptly provide written notice to Deutsche upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Deutsche.

(ii)           Counterparty shall deliver to Deutsche an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Deutsche in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and such other matters as Deutsche may reasonably request, and containing customary assumptions, qualifications and exceptions reasonably acceptable to Deutsche.

(iii)          Counterparty shall not (a) violate or (b) take any action, or refrain from taking any action, that in either case could reasonably be expected to cause Deutsche or any of its affiliates to violate any applicable law (including, without limitation, the Securities Act and the Exchange Act) in any material respect in connection with the Transaction.

(iv)          Counterparty shall, on each Potential Exercise Date and on any day on which Shares may be delivered to Counterparty pursuant to the Transaction, have the capacity and authority to invest directly in the Shares underlying the Transaction.

(v)           Any repurchase of Shares by Counterparty in connection with the Transaction will be pursuant to a publicly announced share repurchase program approved by Counterparty’s board of directors and such repurchase shall be publicly disclosed in Counterparty’s periodic filings under the Exchange Act and its financial statements and notes thereto when so required.

Miscellaneous:

Netting and Set-Off.  The parties hereto agree that the Transaction shall not be subject to netting or set off with any other transaction, notwithstanding anything to the contrary contained in the confirmation or other agreement with respect to any other transaction.

Qualified Financial Contracts.  It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

Method of Delivery.  Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent.  In addition, all notices, demands and communications of any kind relating to the Transaction between Deutsche and Counterparty shall be transmitted exclusively through Agent.

Staggered Settlement.  Deutsche may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Deutsche will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related

“Conversion Period”) or delivery times and how it will allocate the Shares it is required to deliver under “Net Share Settlement” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Deutsche will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Deutsche would otherwise be required to deliver on such Nominal Settlement Date.

Additional Termination Events.  The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Notes as set forth in the provisions of the Indenture described in the Offering Memorandum under “Description of Notes — Events of Default” with respect to which the Convertible Notes are declared immediately due and payable under the terms of the Indenture, (ii) an Amendment Event or (iii) a Repayment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Deutsche shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the portion of the Transaction corresponding to the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event; provided further that if, ten Scheduled Trading Days after the occurrence of any Repayment Event, Deutsche has not designated an Early Termination Date in respect of the applicable portion of the Transaction, Counterparty may designate an Early Termination Date in respect of such portion of the Transaction.  For the avoidance of doubt, any such designation by Counterparty shall not alter the manner of calculation of any termination amount in respect of the terminated portion of the Transaction or limit the period over which Deutsche may complete any hedging unwind activity.  Counterparty will provide prompt notice to Deutsche of the occurrence of any Repayment Event.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver with respect to any term of the Indenture or the Convertible Notes (i) governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), (ii) which amendment, modification, supplement or waiver would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend or (iii) which amendment, modification, supplement or waiver could reasonably be expected to have a material adverse effect on this Transaction or Deutsche’s ability to hedge all or a portion of this Transaction.  For the avoidance of doubt, Counterparty electing to decrease the Conversion Price pursuant to a Discretionary Adjustment shall not constitute an Amendment Event.

“Repayment Event” means that (A) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (D) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.

Disposition of Hedge Shares.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Deutsche, the Shares (the “Hedge Shares”) acquired by Deutsche or any of its affiliates (collectively for the purposes of this paragraph only, “Deutsche”) for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Deutsche without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Deutsche to sell the Hedge Shares in a registered offering, make available to Deutsche an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Deutsche, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Deutsche, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Deutsche a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Deutsche, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow Deutsche to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance satisfactory to Deutsche, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Deutsche, due diligence rights (for Deutsche or any designated buyer of the Hedge Shares from Deutsche), opinions and certificates and such other documentation as is customary for private placements agreements of similar size, all reasonably acceptable to Deutsche (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Deutsche for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Deutsche at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Deutsche.  “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page UTHR.Q <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).  This paragraph shall survive the termination, expiration or early unwind of the Transaction.

Status of Claims in Bankruptcy.  Deutsche acknowledges and agrees that this Confirmation is not intended to convey to Deutsche rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Deutsche’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction either outside of a bankruptcy proceeding or (subject only to the limitation on seniority in the preceding clause) within a bankruptcy proceeding; provided, further, that nothing herein shall limit or shall be deemed to limit Deutsche’s rights in respect of any transactions other than the Transaction.

No Collateral.  Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

Securities Contract; Swap Agreement.  The parties hereto agree and acknowledge that Deutsche is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code.  The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Deutsche is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

Repurchase Notices.  On any day Counterparty effects any repurchase of Shares (including pursuant to the Share buy-back program publicly disclosed on October 11, 2011 in which Counterparty’s board of directors approved the buy-back of Shares worth not more than USD300,000,000 during the period ending October 3, 2013), Counterparty shall promptly give Deutsche a written notice of such repurchase (a “Repurchase Notice”)

if, following such repurchase, the Unit Equity Percentage as determined on such day is (a) equal to or greater than 11% and (b) greater by 0.5% or more than the Unit Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% or more than the Unit Equity Percentage as of the date hereof).  The “Unit Equity Percentage” as of any day is the fraction, expressed as a percentage, (i) the numerator of which is the product of the number of Note Hedging Units and the Note Hedging Unit Entitlement, and (ii) the denominator of which is the number of Shares outstanding on such day.  Counterparty agrees to indemnify and hold harmless Deutsche and its affiliates and their respective officers, directors, employees, advisors, agents and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Deutsche’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Deutsche with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, upon written request, each of such Section 16 Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to the Section 16 Indemnified Person to represent the Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  Counterparty shall be relieved from liability to the extent that the Section 16 Indemnified Person fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this indemnity agreement.  Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Counterparty shall not, without the prior written consent of the Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Section 16 Indemnified Person, unless such settlement includes an unconditional release of such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Section 16 Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If one party owes the other party any amount in connection with the Transaction pursuant to Sections 12.2, 12.3 (and “Consequences of Merger Events” above), 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (if owed by Counterparty, a “Counterparty Payment Obligation” and if owed by Deutsche, a “Deutsche Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy any such

Counterparty Payment Obligation or to require Deutsche to satisfy any such Deutsche Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Deutsche, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date or other date the transaction is terminated, as applicable (“Notice of Termination Delivery”).  Within a commercially reasonable period of time following receipt of a Notice of Termination Delivery, Counterparty shall deliver to Deutsche a number of Termination Delivery Units having a cash value equal to the amount of such Counterparty Payment Obligation or Deutsche shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Deutsche Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds (or purchased over a commercially reasonable period of time with an amount, as applicable) equal to the cash equivalent of such payment obligation).  In the case of a Counterparty Payment Obligation, the parties agree to enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Termination Delivery Units.  If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.”

“Termination Delivery Unit” means (a) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization or Merger Event), one Share or (b) in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event.  If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to deliver (or receive) cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent shall replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced.  If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Rule 10b-18.  Except as disclosed to Deutsche in writing prior to the date on which the offering of the Convertible Notes was first announced, Counterparty represents and warrants to Deutsche that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding, and during the week of, such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act).  Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the period beginning on such date and ending on the day on which Deutsche has informed Counterparty in writing that it has completed all purchases of Shares or other transactions to hedge initially its exposure to the Transaction, except as provided in the Accelerated Share Repurchase transaction entered into between the parties on the date hereof.

Regulation M.  Counterparty was not on the date on which the offering of the Convertible Notes was first announced, has not since such date and prior to the date hereof, and is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act.  Counterparty shall not, until the day on which Deutsche has informed Counterparty in writing that it has completed all purchases of Shares or other transactions to hedge initially its exposure to the Transaction, engage in any such distribution.

No Material Non-Public Information.  On each day (i) during the period beginning on the day on which the offering of the Convertible Notes was first announced and ending on the Effective Date and (ii) on which

Counterparty designates an Early Termination Date pursuant to “Additional Termination Events” above, Counterparty represents and warrants to Deutsche that it is not aware of any material nonpublic information concerning itself or the Shares.

Right to Extend.  Deutsche may postpone any Potential Exercise Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Note Hedging Units (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Note Hedging Units), if Deutsche determines, in its reasonable discretion (in the case of clause (ii) below, based on the advice of counsel), that such extension is reasonably necessary or appropriate to (i) preserve Deutsche’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) enable Deutsche to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Deutsche were the Issuer or an affiliated purchaser of the Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Deutsche (provided that such requirements, policies or procedures are generally applicable in similar situations and applied to the Transaction in a non-discriminatory manner).

Transfer or Assignment.  Counterparty may not transfer any of its rights or obligations under the Transaction without the prior written consent of Deutsche.  Deutsche may transfer or assign (1) all or a portion of its Note Hedging Units hereunder at any time to any affiliate of Deutsche or (2) the Terminated Portion under the conditions and pursuant to the provisions set forth in the immediately following paragraph to any other recognized dealer in transactions such as the Transaction, in each case with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A1 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Deutsche, without the consent of Counterparty; provided that in the case of clause (1), Counterparty will not, as a result of such transfer and/or assignment, be required under the Agreement or this Confirmation to (x) pay to the transferee or assignee an amount greater than the amount that it would have been required to pay to Deutsche in the absence of such transfer or assignment or (y) receive from the transferee or assignee an amount less than the amount that Counterparty would have received from Deutsche in the absence of such transfer or assignment, in each case based on the circumstances in effect on the date of such transfer.  Deutsche shall provide Counterparty with written notice of any such transfer or assignment.

If, as determined in Deutsche’s sole reasonable discretion based on advice of counsel, (a) at any time (1) the Equity Percentage exceeds 8.5% or (2) Deutsche, Deutsche Group (as defined below) or any person whose ownership position would be aggregated with that of Deutsche or Deutsche Group (Deutsche, Deutsche Group or any such person, a “Deutsche Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or other federal, state or local (including non-U.S.) laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership, or could be reasonably viewed as meeting any of the foregoing, in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state, federal or non-U.S. regulator) of a Deutsche Person under Applicable Laws (including, without limitation, “interested shareholder” or “acquiring Person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), and (b) Deutsche is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing and terms and within a time period reasonably acceptable to it of all or a portion of this Transaction pursuant to the preceding paragraph such that an Excess Ownership Position no longer exists, Deutsche may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that an Excess Ownership Position no longer exists following such partial termination; provided, however, that Deutsche agrees to use commercially reasonable efforts to establish and maintain its Hedge Positions in a manner that will not cause an Excess Ownership Position to arise.  In the event that Deutsche so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the

Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Note Hedging Units equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption “Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events” shall apply to any amount that is payable by Deutsche to Counterparty pursuant to this sentence).  The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Deutsche and any of its affiliates subject to aggregation with Deutsche for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Deutsche (collectively, “Deutsche Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day (or to the extent that the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

Designation by Deutsche.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Deutsche to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Deutsche may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Deutsche’s obligations in respect of the Transaction and any such designee may assume such obligations.  Deutsche shall be discharged of its obligations to Counterparty to the extent of any such performance.

Matters Related to Agent.  Each party agrees and acknowledges that (i) Agent acts solely as agent on a disclosed basis with respect to the Transaction, and (ii) Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Counterparty or Deutsche hereunder, either with respect to the delivery of cash or Shares, either at the beginning or the end of the Transaction.  In this regard, each of Counterparty and Deutsche acknowledges and agrees to look solely to the other for performance hereunder, and not to Agent.

Severability; Illegality.  If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

Waiver of Jury Trial.   EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

Early Unwind.  In the event the sale of the initial issuance of the Convertible Notes is not consummated with the initial purchaser thereof for any reason by the close of business in New York on October 17, 2011 (or such later date as agreed upon by the parties) (October 17, 2011 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Deutsche and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to, on or after the Early Unwind Date.  Deutsche and Counterparty represent and acknowledge to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

Limitations on Settlement by Counterparty.  Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Counterparty be required to deliver Shares in connection with the Transaction in excess of 500,000 Shares (the “Maximum Delivery Amount”).  Counterparty represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Maximum Delivery Amount is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Maximum Delivery Amount (such Shares, the “Available Shares”).  In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this paragraph (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions.  Counterparty shall immediately notify Deutsche of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter. Notwithstanding the provisions of Section 5(a)(ii) of the Agreement, in the event of a failure by Counterparty to comply with the agreement set forth in this provision, there shall be no grace period for remedy of such failure.

Governing law:     The law of the State of New York.

Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a) Counterparty

United Therapeutics Corporation

1040 Spring St.
Silver Spring, MD 20910
Attention: John Ferrari, Chief Financial Officer and Treasurer
Fax:  (301) 608-3049

(b) Deutsche

Deutsche Bank AG, London Branch

c/o Deutsche Bank Securities Inc.

60 Wall Street
New York, NY 10005

Attention:              Andrew Yaeger

Faiz Khan

Telephone:            (212) 250-2717

(212) 250-0668

Email:                      andrew.yaeger@db.com

faiz.khan@db.com

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Deutsche a facsimile of the fully-executed Confirmation to Deutsche at 44 113 336 2009.  Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Michael Sanderson
	Name:	Michael Sanderson
	Title:	Managing Director

By:	/s/ Lars Kestner
	Name:	Lars Kestner
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.,

acting solely as Agent in connection with this Transaction

By:	/s/ Michael Sanderson
	Name:	Michael Sanderson
	Title:	Managing Director

By:	/s/ Lars Kestner
	Name:	Lars Kestner
	Title:	Managing Director

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

UNITED THERAPEUTICS CORPORATION

By:	/s/ John Ferrari
	Name:	John Ferrari
	Title:	CFO

[Signature Page to Note Hedge]

ANNEX A

The Premium for the Transaction is set forth below:

Premium:	[***]

A-1